Execution Version

EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT
THIS EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made, entered into, and is effective as of the 30th day of September 2019 (the “Effective Date”), by and between Mueller Water Products, Inc. (the “Company”), a Delaware corporation, and Marietta Edmunds Zakas (“Executive”). Executive acknowledges and represents that any and all prior agreements for change in control severance are terminated and replaced entirely by this Agreement.
WHEREAS, Executive is currently employed by the Company and possesses considerable experience and knowledge of the business and affairs of the Company concerning its policies, methods, personnel and operations; and
WHEREAS, the Company is desirous of assuring insofar as possible, that it will continue to have the benefit of Executive’s services, and Executive is desirous of providing such assurances; and
WHEREAS, the Company recognizes that circumstances may arise in which a Change in Control of the Company occurs, through acquisition or otherwise, thereby causing uncertainty of employment without regard to Executive’s competence or past contributions. Such uncertainty may result in the loss of the valuable services of Executive to the detriment of the Company and its shareholders; and
WHEREAS, both the Company and Executive are desirous that any proposal for a Change in Control will be considered by Executive objectively and with reference only to the best interests of the Company and its shareholders; and
WHEREAS, Executive will be in a better position to consider the Company’s best interests if Executive is afforded reasonable security, as provided in this Agreement, against altered conditions of employment which could result from any such Change in Control.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article 1.	Definitions
Wherever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)
“Base Salary” means, at any time, the then regular annual rate of pay Executive is receiving as annual salary, excluding amounts: (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall be determined by the Board in a duly adopted resolution in the exercise of good faith and reasonable judgment, and shall mean Executive’s (i) conviction or guilty plea of a felony or conviction or guilty plea of any crime involving fraud or dishonesty, (ii) theft or embezzlement of property from the Company, (iii) willful and continued refusal to perform the duties of Executive’s position in all material respects (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) that continues for more than 15 business days after the Company gives Executive written notice of the failure, specifying what duties Executive failed to perform and an opportunity to cure within 30 days, (iv) fraudulent preparation of financial information of the Company; (v) willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, provided that no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company; or (vi) willful violation of material Company policies or procedures, including but not limited to, the Company’s Code of Business Conduct and Ethics and Compliance Program (or any successor policy) then in effect.

(e)	“Change in Control” shall mean the occurrence of any one or more of the following events:

(i)
The acquisition by any Person who is or becomes the Beneficial Owner of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(e), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (D) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (A), (B), and (C) of Section 1(e)(iii) hereof;

(ii)
During any period of two consecutive years, individuals who at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason other than retirement, death or disability to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board;

(iii)
Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination: (A) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more affiliates) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; and (B) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to Section 1(e)(ii)) at the time of the action of the Board providing for such Business Combination; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)
“Committee” means the Compensation and Human Resources Committee of the Board, or, if no Compensation and Human Resources Committee exists, then the full Board, or a committee of Board members, as appointed by the full Board to administer this Agreement.

(h)	“Company” means Mueller Water Products, Inc., a Delaware corporation, or any successor thereto as provided in Article 9 herein.

(i)
“Disability” or “Disabled” means that Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of any substantial gainful activity, or Executive has received income replacement benefits under a Company plan for at least 3 months, and, in either instance, that incapacity is expected to result in death or to last for a continuous period of at least 12 months. Executive’s receipt of disability benefits under the Company’s long-term disability plan or receipt of Social Security disability benefits shall be deemed conclusive evidence of Disability for purposes of this Agreement.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as provided in Section 2.2 herein, which triggers the payment of Severance Benefits hereunder.

(k)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)	“Federal Funds Rate” shall mean the “Federal Funds Rate” as published by The Wall Street Journal.

(m)	“Good Reason” means, without Executive’s express written consent, the occurrence after a Change in Control of any one or more of the following:

(i)
the assignment to Executive of any duties materially diminishing Executive’s position as an employee or officer of the Company or a substantial adverse alteration in the nature of Executive’s responsibilities and position from those in effect immediately prior to the Change in Control;

(ii)
a material reduction by the Company of Executive’s Base Salary as in effect immediately prior to the date of the Change in Control, which for purposes of this Agreement the parties agree means a reduction of such Base Salary of 10% or more;

(iii)
without the express written agreement of Executive, any assignment or change in duties that would require the relocation of Executive’s work place to a location that is more than fifty (50) miles from Executive’s work place immediately prior to a Change in Control; provided however, the relocation of Executive’s work place must also increase the regular commute distance between Executive’s residence and work place by more than fifty (50) miles (one-way);

(iv)	the failure of the Company to obtain satisfactory agreement from any successor entity to assume and agree to perform the obligations under this Agreement;

(v)
the failure of the Company to continue in effect, or continue Executive’s participation in, any compensation plan in which Executive participates immediately prior to the Change in Control which is material to Executive’s total compensation and such failure diminishes in a material way Executive’s total compensation (including but not limited to the Company’s stock option, incentive compensation, and bonus plans);

(vi)
the taking of any action by the Company which would directly or indirectly materially reduce in the aggregate, the Company’s pension, life insurance, medical, health and accident, or disability plans, or other fringe benefit plans or arrangements, in which Executive was participating at the time of the Change in Control, or the material reduction by the Company in the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

(vii)	any uncured material breach by the Company of this Agreement.
Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness. However, to terminate employment for Good Reason, (1) Executive must give the Company a Notice of Termination for Good Reason within 90 days after the occurrence of such event, and stating that Executive has determined that such act or failure constitutes “Good Reason” hereunder, (2) the Company must fail to correct such act or failure within 30 days after it receives such notice from Executive (“Cure Period”), and (3) Executive must actually terminate Executive’s employment no later than 30 days after the end of the Cure Period.

(n)
“Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(o)
“Notice of Termination for Good Reason” shall mean a notice that (i) indicates the specific Good Reason provision or provisions relied upon and (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

(p)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(q)	“Qualifying Termination” means Executive’s termination of employment upon any of the events described in Section 2.2 herein.

(r)	“Severance Benefits” mean the payment or provision of severance compensation and benefits as provided in Section 2.3 herein.

Article 2.	Severance Benefits
2.1    Right to Severance Benefits. Executive shall be entitled to receive from the Company Severance Benefits as described in Section 2.3 herein if there has been a Change in Control and if, on the date of the Change in Control or within 24 calendar months after the date of consummation of the Change in Control (the “Change in Control Period”), Executive’s employment with the Company is terminated and such termination is a Qualifying Termination as defined in Section 2.2 herein; provided however, the Severance Benefit provided under 2.3(a) shall be provided upon Executive’s termination of employment (whether or not such termination was a Qualifying Termination), and the Severance Benefit provided under Section 2.3(d) shall be provided upon the consummation of the Change in Control and shall not require Executive’s termination of employment (except as provided in Section 2.3(d)(ii)(A)).
Executive shall not be entitled to receive Severance Benefits under this Agreement (other than the Severance Benefits provided under Section 2.3(a) or Section 2.3(d)) if Executive is terminated for Cause, or if Executive’s employment with the Company is terminated due to death, Disability, or due to a termination of employment by Executive for reasons other than as specified in Section 2.2(b) herein.
If Executive is entitled to Severance Benefits under this Agreement, Executive shall not be entitled to severance payments or benefits under any other Company severance plan or program, or any employment agreement between the Company and Executive.
2.2    Qualifying Termination. The occurrence of any one of the following events on the date of the Change in Control or within the Change in Control Period shall be a “Qualifying Termination”:

(a)	The Company’s involuntary termination of Executive’s employment without Cause; and

(b)	Executive’s termination of Executive’s employment for Good Reason.
2.3    Description of Severance Benefits. In the event Executive becomes entitled under Sections 2.1 and 2.2 herein to receive Severance Benefits, the Company shall pay to Executive and provide him or her with the following benefits:

(a)
A lump sum payment of accrued and unpaid Base Salary, any annual bonus award earned by Executive for a fiscal year of the Company that ended prior to Executive’s Effective Date of Termination that has not yet been paid, unused vacation or paid time off, and other accrued benefits through the Effective Date of Termination (together, the “Accrued Obligations”), paid on the same basis as paid upon any voluntary termination of employment. Such lump sum amount shall be paid in accordance with the Company’s normal payroll procedures.

(b)
A lump sum amount equal to Executive’s annual bonus award earned as of the Effective Date of Termination, based on target performance (excluding any special bonus payments), except that the bonus will be prorated for the portion of the fiscal year during which Executive was actively employed. This payment will be in lieu of any other payment to be made to Executive under the annual bonus plan for such fiscal year in which Executive is then participating.

(c)
A lump sum amount equal to two (2) multiplied by the sum of the following: (i) the higher of: (A) Executive’s Base Salary in effect upon the Effective Date of Termination, or (B) Executive’s Base Salary in effect on the date of the Change in Control; and (ii) the higher of: (A) Executive’s annual target bonus opportunity for the fiscal year of the Company in which Executive’s Effective Date of Termination occurs, or (B) the average of the actual annual bonuses earned (whether or not deferred) by Executive under the annual bonus plan (excluding any special bonus payments) in which Executive participated in the three (3) fiscal years of the Company preceding the fiscal year of the Company in which Executive’s Effective Date of Termination occurs. If Executive has less than three (3) years of annual bonus participation preceding the fiscal year of the Company in which Executive’s Effective Date of Termination occurs, then Executive’s annual target bonus established under the annual bonus plan in which Executive is then participating for the fiscal year of the Company in which Executive’s Effective Date of Termination occurs shall be used for each fiscal year that Executive did not participate in the annual bonus plan, up to a maximum of three (3) years, to calculate the three (3) year average bonus payment.

(d)
(i)     Upon the consummation of the Change in Control, with respect to Executive’s equity-based long-term incentive awards that are outstanding on the Effective Date, immediate full vesting and lapse of all restrictions on any and all such awards (including but not limited to stock options, stock appreciation rights and restricted stock awards) held by Executive, and any performance conditions applicable to any such awards shall be deemed satisfied at target performance without proration. This provision shall override any conflicting language contained in Executive’s respective award agreements outstanding on the Effective Date and such award agreements are hereby deemed amended.

(ii)     Upon the consummation of the Change in Control, with respect to Executive’s equity-based long-term incentive awards that are granted to Executive after the Effective Date, immediate full vesting and lapse of all restrictions on any and all such awards (including but not limited to stock options, stock appreciation rights and restricted stock awards) held by Executive and any performance conditions applicable to any such awards shall be deemed satisfied at target performance without proration. Notwithstanding the foregoing, to the extent that a Replacement Award (as defined below) is provided to Executive to replace any then outstanding award (“Replaced Award”) in connection with the Change in Control, the Replaced Award held by Executive shall not become immediately vested and nonforfeitable.

(A)    Definition of Replacement Award. An award shall qualify as a Replacement Award if: (1) it is of the same type as the Replaced Award (or, it is of a different type as the Replaced Award, provided that the Committee, as constituted immediately prior to the Change in Control, approves such type of award); (2) it has an intrinsic value at least equal to the value of the Replaced Award; (3) it relates to publicly traded equity securities listed on a U.S. national securities exchange of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control (or, in lieu of equity securities, the Replacement Award represents the cash equivalent of the Replaced Award); and (4) its other terms and conditions are not less favorable to Executive than the terms and conditions of the Replaced Award and this Agreement, including the requirement for immediate full vesting and lapse of all restrictions (including performance restriction which shall be deemed satisfied at target performance without proration) in the event Executive has a Qualifying Termination after receiving the Replacement Award. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 2.3(d)(ii)(A) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control. Any disagreement between the Committee and Executive regarding whether the conditions of this Section 2.3(d)(ii)(A) are satisfied shall be subject to the dispute resolution requirements of Section 8.2.
(B)    Timing of Payout.
    With respect to any equity-based long-term incentive awards that become vested upon the date of a Change in Control pursuant to Section 2.3(d), shares of common stock attributable to such awards shall be delivered to Executive within 30 days following the date of the Change in Control; provided, if such award is subject to Section 409A and the Change in Control is not a change in control event (as defined in Section 409A), payment of the shares shall be made within 30 days after Executive’s separation from service (as defined in Section 409A). With respect to any Replacement Awards that become vested upon a Qualifying Termination after the Change in Control, shares of common stock attributable to the Replacement Awards shall be delivered within 30 days following Executive’s Qualifying Termination. The Committee shall determine on what date within the 30 day payment period actual payment shall be made.

(e)
The Company will allow Executive to elect to continue medical and dental coverage for Executive and Executive’s eligible dependents (for the same coverages as provided to its active employees) for a period of 18 months (the “COBRA Period”) following Executive’s Effective Date of Termination, provided Executive (i) timely elects COBRA continuation coverage, and (ii) timely pays the applicable COBRA premiums, subject to the rules and limitations that apply to COBRA coverages.

As part of the Severance Benefits, Executive shall be paid during the COBRA Period an amount each month equal to 150% of the applicable monthly COBRA rate for the coverage that is elected, reduced by applicable withholdings. For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of Executive’s Effective Date of Termination, for the level of medical and/or dental coverage Executive has in effect on Executive’s Effective Date of Termination; provided, however, this monthly payment shall cease and shall not be payable after the month in which Executive ceases to be eligible for COBRA coverage.
At the end of the COBRA Period and provided COBRA coverage has not been terminated earlier, the Company will provide Executive with the right to elect coverage under the Company’s group medical and dental plans for active employees at a monthly cost equal to the then COBRA rate for a period of up to 24 months (the “Extended Coverage Period”), provided, however, the Company’s obligation to offer Executive the right to elect such coverages and the Extended Coverage Period shall cease upon the date Executive becomes eligible for coverage under another employer provided group health plan, including an employer of Executive’s spouse, whether or not Executive elects such coverage. If, during the Extended Coverage Period, the Company significantly decreases the benefits provided under the group medical and dental plans or significantly increases the monthly costs for the coverages, in either such event, the Extended Coverage Period will cease and the Company will pay Executive a lump sum amount within 30 days of such event equal to 150% of the monthly cost Executive was paying for the coverages multiplied by the number of months that remained in the Extended Coverage Period.

(f)
From Executive’s Effective Date of Termination until the earlier of (i) 24 months following such date of termination or (ii) the date immediately prior to the date of Executive’s employment with a subsequent employer, the Company will provide Executive with outplacement services from a nationally recognized outplacement firm selected by Executive, subject to the limits described in this subsection. The aggregate amount paid by the Company for outplacement services will not exceed an amount equal to thirty five percent (35%) of Executive’s Base Salary as of Executive’s Effective Date of Termination (the “Total Outplacement Value”).

(g)
The Company will continue at its expense Executive’s group life insurance coverage for a period of 18 months following Executive’s Effective Date of Termination on the same terms and conditions and in the same amount as prior to termination of employment.

2.4    Best-Net Benefit and Compliance with Section 280G of the Code. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the Severance Benefits or any other payment or benefit under this Agreement, under any other agreement between Executive and the Company, or pursuant to any plan, arrangement, program or policy of the Company (in the aggregate, the “Aggregate Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section 2.4, would result in Executive being subject to the excise tax imposed by Section 4999 of the Code or any successor provision thereto, such Aggregate Payments will be reduced to the least extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, Executive’s net after-tax benefit exceeds the net after-tax benefit Executive would realize if such reduction were not made. The Company and Executive shall at all times act in good faith to fully carry out the purposes and intent of this Section 2.4, including any action as may be necessary or appropriate to correct any calculation error which may be discovered subsequent to any payment pursuant to this Section 2.4. Any reduction applied pursuant to this Section 2.4 hereof shall be made in the order that would provide Executive with the largest amount of after-tax proceeds. In applying this principle, the order of reduction shall be made in a manner that is both consistent with, and avoids imposition of excise taxes under, Sections 280G and 409A of the Code.

2.5    Termination for Disability. On or after the date of a Change in Control, if Executive’s employment is terminated with the Company due to Disability, Executive’s benefits shall be determined in accordance with the Company’s retirement, insurance, and other applicable plans and programs then in effect.
2.6    Termination for Death. On or after the date of a Change in Control, if Executive’s employment with the Company is terminated by reason of Executive’s death, Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs then in effect.
2.7    Termination for Cause or by Executive Other Than for Good Reason. On the date of a Change in Control or within the Change in Control Period, if Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) voluntarily by Executive for reasons other than as specified in Section 2.2(b) herein, the Company shall pay Executive the Accrued Obligations and provide the Severance Benefit under Section 2.3(d), plus all other amounts to which Executive is entitled under any compensation plans of the Company at the time such payments are due, and the Company shall have no further obligations to Executive under this Agreement.
2.8    Notice of Termination. Any termination of Executive’s employment by the Company for Cause shall be communicated by Notice of Termination to Executive. Termination of Executive’s employment by Executive for Good Reason requires delivery of a Notice of Termination by Executive for Good Reason given to the Company’s Senior Vice President of Human Resources as provided in Section 1(m).

Article 3.	Form and Timing of Severance Benefits
3.1    Form and Timing of Severance Benefits. The Severance Benefits described in Sections 2.3(a), 2.3(b), and 2.3(c) herein shall be paid in cash to Executive in a single lump on or before the 30th day following Executive’s Effective Date of Termination.
This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code. The parties intend that the payment and benefits under this Agreement will qualify for any available exceptions from coverage under Code Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and not withstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to a termination date or other termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, (iii) each such payment that is made within two and one-half (2-1/2) months following the end of the calendar year that contains the date of the Executive’s Effective Date of Termination is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A, (iv) each such payment that is made later than two and one-half (2-1/2) months following the end of the calendar year that contains the date of Executive’s Effective Date of Termination is intended to be exempt under the two-times pay exception of Treas. Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that is made after the two-times pay exception ceases to be available shall be subject to delay (if necessary) as provided for “specified employees” below.
Notwithstanding anything to the contrary herein, if Executive is a “specified employee” under Section 409A of the Code, then any payment(s) to Executive described under Section 2.3 herein upon Executive’s termination of employment that (A) are subject to Section 409A of the Code; (B) are not exempt from Section 409A of the Code on account of separation of service and (C) are otherwise payable within 6 months after Executive’s termination of employment shall instead be made on the date 6 months and one day after such termination of employment, and such payment(s) shall be increased by an amount equal to interest on such payment(s) at a rate of interest equal to the Federal Funds Rate in effect as of Executive’s Effective Date of Termination from the date on which such payment(s) would have been made in the absence of this provision and the payment date described in this sentence. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.
3.2    Reimbursements and In-Kind Benefits. Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime.
3.3    Withholding of Taxes. The Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as legally shall be required. The Company does not guarantee any particular tax treatment or outcome for Executive.

Article 4.	Noncompetition and Confidentiality

4.1
Consideration for Restrictive Covenants. Severance Benefits paid under this Agreement to Executive shall constitute consideration for Executive’s agreement to be bound by the restrictive covenants set forth in this Article 4.

4.2	Noncompetition. Executive agrees as follows:

(a)
Executive will not perform Competitive Services, directly or indirectly, for any person, entity, business, or enterprise in the United States (the “Territory”) engaged in the business of the Company as being carried on as of the date of termination of Executive’s employment (“Competing Business”) during the term of Executive’s employment with the Company and for a period of 12 months following the date of such termination of employment. For purposes of the foregoing restriction, “Competitive Services” means performing services in a senior leadership position for any person, firm, partnership, corporation, limited liability company, or other entity that manufactures water infrastructure or pipe-related products for use in non-residential construction and performing duties substantially similar to those duties Executive performs for the Company in the two years prior to Executive’s termination of employment or, in the case of managerial or executive duties, performing managerial or executive duties for a Competing Business.

(b)	Executive acknowledges and agrees that:

(i)
Executive is familiar with the business of the Company and the commercial and competitive nature of the industry and recognizes that the value of the Company’s business would be injured if Executive performed Competitive Services for a Competing Business;

(ii)	The restrictive covenants contained in this Agreement are essential to the continued good will and profitability of the Company;

(iii)
In the course of employment with the Company, Executive will become familiar with the trade secrets and other Protected Information (as defined below) of the Company and its subsidiaries, affiliates, and related entities, and that Executive’s services will be of special, unique, and extraordinary value to the Company; and

(iv)
Executive’s skills and abilities enable Executive to seek and obtain similar employment in a business other than a Competing Business, and Executive possesses other skills that will serve as the basis for employment opportunities that are not prohibited by this Agreement. When Executive’s employment with the Company terminates, Executive expects to be able to earn a livelihood without violating the terms of this Agreement.

4.3    Nonsolicitation of Employees and Contractors. During the term of Executive’s employment with the Company and for a period of 12 months following the date of termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, either on Executive’s own account or for any person, firm, partnership, corporation, limited liability company, or other entity; (a) solicit any employee of the Company to leave his or her employment with the Company (or any of its affiliates); (b) induce or attempt to induce any such employee to breach his or her employment arrangements with the Company (or any of its affiliates); or (c) induce or attempt to induce any independent contractors to leave or terminate their relationships with the Company (or any of its affiliates).
4.4    Nonsolicitation of Customers. During the term of Executive’s employment with the Company and for a period of two years following the date of termination of Executive’s employment with the Company for any reason whatsoever, Executive shall not, directly or indirectly, solicit or attempt to solicit any current customer of the Company (or any of its affiliates) with which Executive had material contact during Executive’s employment with the Company: (a) to cease doing business in whole or in part with or through the Company (or any of its affiliates); or (b) to do business with any other person, firm, partnership, corporation, limited liability company, or other entity which performs services competitive to those provided by the Company (or any of its affiliates). The foregoing restriction on post-employment conduct shall apply only to solicitation for the purpose of selling or offering products or services that are similar to or which compete with those products or services offered by the Company (or any of its affiliates) during the last two years of Executive’s employment. For purposes of this Section 4.4, “material contact” shall be defined as any communication intended or expected to develop or further a business relationship and customers about which Executive learned confidential information as a result of Executive’s employment with the Company.
4.5    Confidentiality. The Company has advised Executive and Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. All Protected Information shall remain confidential permanently (provided the information in question continues to remain confidential or a trade secret under applicable law) and no Executive shall at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of Executive’s employment with the Company or as provided in Section 5.1 herein), nor use in any manner, either during the term of employment or after termination, at any time, for any reason, any Protected Information, or cause any such information of the Company to enter the public domain.
For purposes of this Agreement, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services which may be developed from time to time by the Company and its agents or employees, including Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.
4.6    Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries. Executive agrees, upon reasonable notice to advise and assist the Company and its counsel in preparing such operational, financial, and other reports or other filings and documents as the Company may reasonably request.
4.7    Nondisparagement. Except as provided in Section 5.1 herein, and excepting statements made in the course of sworn testimony in administrative, judicial and arbitral proceedings (including, without limitation, depositions in connection with such proceedings), Executive will not at any time disparage, defame or denigrate the reputation, character, image, products or services of the Company, or of any of its affiliates, or, any of the Company’s or its affiliate’s directors, officers, members or employees. Upon the Effective Date of Termination, the Company will instruct its and its affiliates’ current directors, officers and employees to not at any time disparage, defame or denigrate the reputation, character or image of Executive; provided, however, that for the avoidance of doubt, statements made in the course of sworn testimony in administrative, judicial and arbitral proceedings (including without limitation, depositions in connection with such proceedings) shall be excepted from this provision.

Article 5.	Protected Rights
5.1    Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents Executive from providing truthful information in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

5.2    Executive is hereby notified that under the Defend Trade Secrets Act: (i) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

Article 6.	The Company’s Payment Obligation
6.1    Payment Obligations Absolute. The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.
Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Sections 2.3(e) and 2.3(f) herein.
6.2    Contractual Rights to Benefits. This Agreement establishes and vests in Executive a contractual right to the benefits to which Executive is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
6.3    Clawback. Notwithstanding anything herein to the contrary, any Severance Benefits received by Executive shall be subject to any policy of recovery or recoupment of compensation adopted from to time by the Board, including any policy adopted to comply with applicable financial reporting requirements, securities laws or regulations of any stock exchange. The Committee shall have the exclusive authority to interpret and enforce this provision.

Article 7.	Term of Agreement
The Agreement will commence on the Effective Date and shall continue in effect for a rolling two-year term such that the Agreement will renew each day for an additional day and the term of the Agreement will continue to be two years; provided the Company may at any time deliver written notice stating that the Agreement will not be extended in which event, the Agreement will terminate at the end of the then two-year term.
This Agreement will commence on the Effective Date and shall remain in effect until the Company delivers written notice to Executive of its intent to terminate the Agreement, in which event the Agreement shall remain in effect for two years from the effective date of such written notice.

In the event of a Change in Control, the term of this Agreement shall automatically be extended for two years from the date of the Change in Control.

Article 8.	Legal Remedies
8.1    Payment of Legal Fees. If Executive incurs reasonable legal fees or other expenses (including expert witness and accounting fees) on or after the date of the Company’s announcement of a Change in Control and within a reasonable time after the Change in Control occurs, in an effort to interpret this Agreement or to secure, preserve, establish entitlement to, or obtain benefits under this Agreement (including the fees and other expenses of Executive’s legal counsel), the Company shall, regardless of the outcome of such effort, reimburse Executive on a current basis for such fees and expenses. Reimbursement of legal fees and expenses shall be made monthly within 10 days after Executive’s written submission of a request for reimbursement together with evidence that such fees and expenses were incurred. If Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for Executive’s claim hereunder, or for Executive’s response to the Company’s claim hereunder, or acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim. Notwithstanding the foregoing, any reimbursement payment must be paid to Executive by the end of the calendar year next following the calendar year in which Executive incurs the related fees or expenses.
8.2    Dispute Resolution; Mutual Agreement to Arbitrate.

(a)
Executive and the Company agree that, except for the Company’s enforcement of the post-termination restrictions set forth in Article 4 of this Agreement, and except as otherwise provided in this Agreement, final and binding arbitration shall be the exclusive remedy for any controversy, dispute, or claim arising out of or relating to this Agreement or Executive’s employment with the Company, including Executive’s hire, treatment in the workplace, or termination of employment. For example, if Executive’s employment with the Company is terminated and Executive contends that the termination violates any statute, contract or public policy, then Executive will submit the matter to arbitration for resolution, in lieu of any court or jury trial to which Executive would otherwise might be entitled.

(b)
This Section covers all common law and statutory claims, including, but not limited to, any claim for breach of contract (including this Agreement) and for violation of laws forbidding discrimination on the basis of race, sex, color, religion, age, national origin, disability, or any other basis covered by applicable federal, state, or local law, and includes claims against the Company and/or any parents, affiliates, owners, officers, directors, employees, agents, general partners or limited partners of the Company, to the extent such claims involve, in any way, this Agreement or Executive’s employment with the Company. This Section covers all judicial claims that could be brought by either party to this Agreement, but does not cover administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies that prohibit waiver of the right to file a charge.

(c)
The arbitration shall be governed by JAMS Employment Arbitration Rules and Procedure except as modified herein. If a party chooses to have the arbitration proceeding administered by a third party, then the arbitration shall be administered by JAMS. If a party chooses to have the arbitration administered by JAMS, then the arbitration will “commence” in accordance with the JAMS Employment Arbitration Rules and Procedure. If a party chooses to have this matter arbitrated privately, then the arbitration will be deemed to “commence” on the date that the party provides a demand for arbitration and notice of claims and remedies sought outlining the facts relied upon, legal theories, and statement of claimed relief (“Demand”). The responding party shall serve a response to the claims and any counterclaims within 15 business days from the date of receipt of the Demand.

(d)	Any arbitration shall be held in Atlanta, Georgia (unless the parties mutually agree in writing to another location within the United States) within 120 days of the commencement of the arbitration.

(e)
The arbitration shall take place before a single arbitrator to be appointed by mutual agreement of counsel for each party or, if counsel cannot agree, then pursuant to the procedures set forth by JAMS. The parties may not have any ex parte communications with the arbitrator.

(f)	The arbitrator may award any relief otherwise available to the parties by law or equity.

(g)	The parties will be limited to two depositions per side, and limited written discovery as may be required by the arbitrator, not to exceed that allowed under the Federal Rules of Civil Procedure.

(h)
Any hearing shall be completed within 120 days of the date of commencement of the arbitration, as the term “commencement” is defined by JAMS. The arbitrator shall issue its award within 30 days of the last hearing day.

(i)
Unless Executive objects, the Company will pay the arbitrator’s fees. Each party shall pay its own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. A court may enter judgment upon the arbitrator’s award, either by confirming the award, or vacating, modifying or correcting the award, on any ground referred to in the Federal Arbitration Act, or where the findings of fact are not supported by substantial evidence, or where the conclusions of law are erroneous.

(j)
The provisions of this Section are severable, meaning that if any provision in this Section 8.2 (“Dispute Resolution: Mutual Agreement to Arbitrate”) is determined to be unenforceable and cannot be reformed under applicable law, the remaining provisions shall remain in full effect, provided however, that any amendment of an unenforceable provision shall only be to the extent necessary and shall preserve the intent of the parties hereto. It is agreed and understood that the scope of this Section, including questions of arbitrability of any dispute, shall be determined by the arbitrator.

(k)	Executive acknowledges that prior to accepting the provisions of this Section 8.2 and signing this Agreement, Executive has been given an opportunity to consult with an attorney and to review the JAMS Employment Arbitration Rules and Procedure that would govern the dispute resolution process under this Section. In signing this Agreement, the parties acknowledge that the right to a court trial and trial by jury is of value, and knowingly and voluntarily waive such right for any dispute subject to the terms of this Section.
Initials:    Executive
the Company     ____

Article 9.	Successors
9.1    Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of the Company by agreement, in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Agreement.
9.2    Assignment by Executive. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive dies while any amount would still be payable to him hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.

Article 10.	Miscellaneous
10.1    Release. As a condition of receiving any Severance Benefits under Sections 2.3(b), (c), (e), (f) and (g) of this Agreement, Executive must sign and not revoke, within 60 days following Executive’s Effective Date of Termination, a written release of all claims against the Company and its affiliates, directors, officers, employees, and related entities, including, without limitation, claims relating to employment discrimination of any kind, wage payment, breach of contract, disability and severance claims that Executive has or may have on Executive’s Effective Date of Termination; provided, such release shall contain a “carve-out” for any rights of Executive under Delaware law and the By-Laws of the Company to indemnification and advancement of expenses. If such a general release described in the immediately preceding sentence has not been executed and delivered and become irrevocable on or before the end of such 60-day period, no Severance Benefits shall be or become payable under this Agreement, except as provided under Sections 2.3(a) and 2.3(d).
10.2    Employment Status. This Agreement is not, and nothing herein shall be deemed to create, an employment contract between Executive and the Company or any of its subsidiaries. Executive acknowledges that the rights of the Company remain wholly intact to change or reduce at any time and from time to time Executive’s compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge him prior to a Change in Control (subject to such actions being considered a Qualifying Termination pursuant to Section 2.2).
10.3    Entire Agreement. This Agreement and the Employment Agreement contains the entire understanding of the Company and Executive with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter. In addition, the payments provided for under this Agreement in the event of Executive’s termination of employment shall be in lieu of any severance benefits payable under any severance plan, program, or policy of the Company to which Executive might otherwise be entitled.
10.4    Notices. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when notice is personally served, or one (1) business day after notice is sent by reliable overnight courier or three (3) business days after notice is mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Executive or, in the case of the Company, to its principal office, to the attention of the Chairman of the Board of Directors, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.
10.5    Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
10.6    Conflicting Agreements. Executive hereby represents and warrants to the Company that Executive’s entering into this Agreement, and the obligations and duties undertaken by Executive hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which Executive is a party, except to the extent any such conflict, breach, or violation under any such agreement has been disclosed to the Board in writing in advance of the signing of this Agreement.
Notwithstanding any other provisions of this Agreement to the contrary, if there is any inconsistency between the terms and provisions of this Agreement and the terms and provisions of Company-sponsored compensation and welfare plans and programs, the Agreement’s terms and provisions shall completely supersede and replace the conflicting terms of the Company-sponsored compensation and welfare plans and programs, where applicable.
10.7    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
Notwithstanding any other provisions of this Agreement to the contrary, the Company shall have no obligation to make any payment to Executive hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Agreement not expressly subject to such order.
10.8    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by Executive and by a member of the Board, as applicable, or by the respective parties’ legal representatives or successors.
10.9    Applicable Law. To the extent not preempted by the laws of the United States, the laws of Georgia shall be the controlling law in all matters relating to this Agreement without giving effect to principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MUELLER WATER PRODUCTS, INC. By: ________________________________ J. Scott Hall President and Chief Executive Officer
EXECUTIVE: ______________________ Marietta Edmunds Zakas